Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BETWEEN

GFX ENERGY, INC.

AS SELLER

AND

EAGLE FORD OIL & GAS, CORP.

AS BUYER

Dated Effective July 1, 2011

EXHIBITS AND SCHEDULES

A	Lease Schedule
A-1	Allocation of Value
B	Assignment and Bill of Sale
C	Bayou Choctaw Participation Agreement
D	Joint Operating Agreement
Schedule 4.2	Claims and Litigation

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is dated the 1st day of July, 2011, by and between GFX Energy, Inc. with a mailing address of 1811 Bering Drive, Suite 400, Houston, Texas, 77057 (hereinafter referred to as "Seller") and Eagle Ford Oil & Gas, Corp., a Nevada corporation with a mailing address of 1110 Nasa Parkway, Suite 311, Houston, Texas, 77058 (hereinafter referred to as "Buyer"), and is based on the following premises:

WHEREAS, Seller desires to sell, assign, and convey to Buyer and Buyer desires to purchase and accept an undivided 1.5% interest in and to the leases set forth on Exhibit “A” attached hereto and made a part hereof, and

WHEREAS, the parties have reached agreement regarding such purchase and sale,

WHEREAS, the Properties (as hereinafter defined) are subject to the Bayou Choctaw Participation (the “Participation Agreement”) attached hereto and made a part hereof as Exhibit C and the Joint Operating Agreement (the “JOA”) attached hereto and made a part hereof as Exhibit D.

NOW, THEREFORE, for valuable consideration and the mutual covenants and agreements herein contained, Seller and Buyer agree as follows:

ARTICLE I
TRANSFER OF THE PROPERTIES

1.1       Sale and Purchase:  Upon the terms and conditions hereinafter set forth, Seller agrees to sell, assign, and convey to Buyer and Buyer agrees to buy and accept from Seller, all of Seller's right, title, and interest in and to the leases and lands, whether contractually owned and not yet conveyed pursuant to recorded and unrecorded agreements or actually conveyed, described on Exhibit A attached and made a part hereof and contracts and agreements to the extent related thereto, subject to any reservations, exclusions or limitations described on Exhibit A, said rights and interests being hereinafter referred to as the "Properties."

1.2       Purchase Price:  The total purchase price (hereinafter referred to as the "Purchase Price") to be paid to Seller for the Properties by Buyer shall be One Hundred Thousand Dollars ($100,000.00) plus seventy-five percent (75%) of all costs paid and incurred by Seller pursuant to the Participation Agreement and the JOA prior to the Effective Date except the Prospect Origination and Development Budget set forth in Article X of the Participation Agreement (the “Additional Costs”).

1.3       Post Closing Purchase Price Adjustments: Within ninety days following the Closing, Seller will notify Buyer of any Additional Costs not paid by Buyer at Closing.  Buyer will pay all such Additional Costs within fifteen days of notice.  Within ninety days following the Closing, Buyer will notify Seller of any adjustments due pursuant to Section 2.3 hereof.  If such Purchase Price adjustments are positive, Buyer will accompany its notice to Seller with payment therefor.  If such Purchase Price adjustments are negative, Seller shall make payment to Buyer for such Purchase Price adjustments within fifteen days of its receipt of Buyer’s notice.

1.4       Closing:  On the Closing Date, which shall be on or before 5pm Houston, Texas Time, August 5, 2011 or such date and time as agreed to (the "Closing Date"), Buyer shall tender the Purchase Price by certified funds, cashier's check or by wire transfer to an account number to be designated by Seller at or prior to Closing.  The Closing will be held at the offices of Buyer or at any other mutually acceptable location.

1.5       Effective Time:  The effective time of this purchase and sale of the Properties will be at 12:01 a.m., July 1, 2011 Houston, Texas time (the "Effective Time").

1.6       Form of Assignment:  The assignment from Seller to Buyer or it’s nominee shall be in substantially the form and content shown in the Assignment of Oil and Gas Interests attached as Exhibit "B" and made a part hereof (the "Assignment") to be modified only to the extent necessary to comply with these terms and conditions.  If any Properties are erroneously described in the Assignment, the description will be corrected upon proof of the properties' description.

ARTICLE II
TITLE AND INSPECTION

2.1       Inspection of Files:  Seller, upon reasonable notice from Buyer, shall make available during Seller's regular business hours at Seller's offices, for examination and reproduction by Buyer's authorized representatives, at Buyer's expense, documents in Seller's possession relating or in any way pertaining to the Properties, except any documents that are covered by non-disclosure obligations to third parties, interpretive data, and/or documents reflecting Seller's valuation of the Properties.  Buyer shall have the right to copy, at Buyer's sole expense, any of such information.  All such information shall be maintained confidential by Buyer until Closing.

2.2       Title Defects:  Title defects shall refer to those defects or irregularities that (a) would cause Buyer to receive less than the net revenue interest (NRI) set forth on Exhibit A-1; or (b) create a lien or encumbrance on any portion of the Properties.

Title defects shall not mean defects or irregularities in the title to the Properties that do not interfere with the operation, value or use of the Properties (or portion thereof) affected thereby and that would not be considered material in accordance with industry standards, including but not limited to the following "Permitted Encumbrances":

 lessors' royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the NRI for the formation upon which an allocated value has been established as set forth in Exhibit A-1;

 any preferential rights to purchase and required third party consents to assignments of contracts or property and similar agreements;

 liens for taxes or assessments not yet due and delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

 rights of reassignment upon the surrender or expiration of any lease;

easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the properties or any restriction on access thereto that do not materially interfere with the operation of the affected asset as has been conducted in the past;

such title defects which have been cured or Buyer has waived;

materialmen's, mechanics', repairmen's, employees', contractors', operators' or other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of the Properties (i) if such liens and charges have not been filed pursuant to law and the time for filing such liens and charges has expired, (ii) if filed, such liens and charges have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action;

rights reserved to or vested in any federal, state, local, tribal or foreign governmental body, authority or agency to control or regulate any of the Properties in any manner; and all applicable laws, rules, regulations and orders of general applicability in the area of the Properties;

liens arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet delinquent or, if delinquent, being contested in good faith in the ordinary course of business;

all calls on or preferential rights to purchase production at a price (adjusted for quality, transportation and location) no less than average area spot prices with respect to gas;

the litigation and claims listed on Schedule 4.2;

all documents and matters of record as of the Effective Time, unless the document or matter has properly been identified as a title defect in a title defect notice pursuant to Section 2.4; and

As to any undeveloped properties, routine title curative matters expected to be encountered in a non-producing property in the area and that are customarily cured in the normal course of development of non-producing properties without material expense and not reasonably anticipated to cause a material impairment of Buyer’s ability to develop the interest in question.

2.3       Title Defects Notice and Adjustments:  Within the time set forth in Section 1.3, Buyer shall provide Seller with a notice of title defects stating its objections, if any, to the title.  Seller may undertake to satisfy some, all, or none of Buyer's title objections, at Seller's sole cost and expense.  All title defects not made known to Seller by Buyer within the time provided shall be deemed to be waived by Buyer.  Buyer shall remain obligated to purchase any and all interests not affected by title defects.  If any portion of the Properties is the subject of a title defect notice from Buyer, and such Property has not been given an allocated value on Exhibit A-1 or has been given a value of zero, there shall be no adjustment to the Purchase Price.

2.4       Additions to Seller's Interest:  If during the period set forth in Section 1.3, it is discovered by Buyer or Seller that Seller's actual net revenue interest is greater than that described on Exhibit A-1 or less than the net revenue interest on Exhibit A-1, then the value of any property subject to such interest addition or title defect shall be adjusted on a pro rata basis.  The sum of any interest additions shall be netted against the sum of all title defects.

2.5       Adjustments to Purchase Price:  All adjustments to the Purchase Price pursuant to this Article II shall be made by final negotiation between Seller and Buyer.

2.6       Files and Records:  Within two (2) weeks after Closing or as soon thereafter as practicable, and at Buyer's expense, Seller shall furnish to Buyer all records relating to the Properties and maintained by Seller, except those merely incidental thereto, interpretive data, any valuation of the Properties, and any information covered by non-disclosure obligations.  Seller may retain copies of such records and may review and copy records during business hours upon reasonable notice to Buyer.

ARTICLE III
LETTERS IN LIEU

3.1       Letters-in-Lieu:  At Closing, Seller shall have executed documents necessary to effect change of ownership such as letters-in-lieu of division orders or transfer orders to each purchaser of production for the Properties, instructing each to make payments for all purchases accruing after the end of the month in which Closing occurs directly to Buyer.

ARTICLE IV
ASSUMPTION OF OBLIGATIONS

4.1       Indemnities

(a)   Indemnification of Seller:  Buyer shall release Seller from and shall fully protect, indemnify, and defend Seller, its officers, directors, agents and/or employees and hold them harmless from any and all claims, losses, damages, demands, suits, causes of action, and liabilities (including attorneys' fees, costs of litigation and/or investigation and costs associated therewith) (collectively referred to hereafter as "Claims") relating to injury or death of any person or persons, and/or damage to or loss of any Properties or resources, except as specifically provided otherwise in Section 4.1(b), below, arising out of, or connected, directly or indirectly with the ownership or operation of the Properties, or any part thereof, pertaining to the period subsequent to the Closing Date; and/or Claims arising out of or connected with the presence of Buyer and/or its representatives on the Properties or at the offices of Seller or Seller's agents at any time in connection with this purchase and sale transaction.  The indemnity obligation provided herein shall apply regardless of cause or of any negligent acts or omissions of Seller, its officers, directors, agents and/or employees.

(b)   Buyer's Assumption of Obligations:  Except as stated in Section 4.2, below, Buyer assumes and shall timely perform and discharge all duties and obligations of the owner of the Properties attributable to its acquired interest as set forth in the Participation Agreement and JOA except those duties and obligations set forth in Article X of the Participation Agreement before and after the Effective Time, including, but not limited to: restoration of the surface, environmental and pollution cleanup, plugging and abandonment of any and all existing and future wells; and Seller shall incur no liability for Buyer's failure to properly perform and discharge such duties and obligations.  Buyer shall fully protect, indemnify, defend and hold Seller, its officers, directors, agents and/or employees harmless against any and all Claims for pollution and/or environmental damage of any kind, any fines or penalties assessed on account of such damage, caused by, arising out of, or in any way incidental to ownership or operations conducted on the Properties, if such Claims are asserted subsequent to the Effective Time, regardless of when the act or omission giving rise thereto occurred and regardless of whether or not arising from, incidental to or the result of Seller’s negligence or fault, or whether or not any liability is imposed upon Seller as a result of any statute, rule or regulation or theory of strict liability of Seller, its officers, directors, agents or employees, including without limitation liability under the Comprehensive Environmental Recovery, Compensation and Liability Act, 42 U.S.C. §9601, et seq.

(c)   Buyer's Due Diligence:  SELLER DOES NOT WARRANT OR REPRESENT THE ACCURACY OR COMPLETENESS OF FILES, CONTRACTS OR ANY OTHER INFORMATION RELATING TO THE PROPERTIES, QUANTITY OR QUALITY OF RESERVES, IF ANY, OR ABILITY TO PRODUCE HYDROCARBONS FROM THE PROPERTIES, WHICH WERE FURNISHED TO BUYER IN CONNECTION WITH THIS ASSIGNMENT, AND BUYER RELIES THEREON AT BUYER'S SOLE RISK AND EXPENSE.  Seller makes this conveyance based upon the representation that Buyer has conducted due diligence and has made an independent evaluation of the condition of the Properties, production potential, and otherwise.  Buyer is charged with all knowledge obtainable from materials made available by Seller relating to the Properties prior to Closing and from county records and federal, state and regulatory agency records.

4.2       Non-Assumption of Liabilities:  Unless Buyer specifically elects to do so, Buyer shall not assume or become obligated for the following:

(a)      Costs associated with Article X of the Participation Agreement (Prospect Origination and Development Budget);

(b)       Any unrecorded obligation, commitment, debt, lien, or liability, not disclosed by Seller as required by Sections 2.1 and 2.2, above, on or before the Closing Date; or

(c)       Any pending or threatened litigation, as set forth on Schedule 4.2.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.1       Representations and Warranties of Seller:  Seller hereby covenants, represents and warrants to Buyer as follows:

(a)       Seller has full power, authority, and legal right to convey the Properties.

(b)       The Properties are free and clear of all debts, duly perfected liens, liabilities, mortgages, adverse claims and interests burdens, and encumbrances of record, except those which Seller has disclosed to Buyer either in accordance with Section 2.1 or otherwise, and those which Seller shall cause to be released and discharged before the Closing Date;

(c)       Seller has filed all federal, state, and other reports or returns, if any, required to be filed by Seller in connection with the Properties and has either discharged or caused to be discharged as the same have become due, all taxes, costs, expenses, charges, and debts of every kind and character including, without limitation, severance taxes, attributable or relating to the Properties or to the operation thereof or revenues or income therefrom;

(d)       No legal action, suit, or proceeding, judicial or administrative, or governmental investigation is pending or threatened which involves or may involve the Properties or the production of oil and/or gas therefrom, the operations being conducted thereon or the purchase, sale, transportation, or processing of production of products therefrom, which would have a material adverse effect on the Properties, except those which have been disclosed to Buyer either in accordance with Section 2.1 or otherwise.

5.2       Representations and Warranties of Buyer.  Buyer hereby covenants, represents and warrants to Seller as follows:

(a)       Buyer has full power and authority to make and perform this Agreement according to the terms hereof and is a corporation duly organized under the laws of the state of Nevada and validly existing and in good standing under the laws of the State of Texas;

(b)       Buyer's execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate action;

(c)       Buyer has prior to Closing conducted due diligence and investigated the condition and value of the Properties;

(d)       Buyer has, or will have prior to Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price.

(e)       Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks.  Buyer has been afforded the opportunity to examine the relevant records.  Buyer acknowledges and agrees that Seller, its representatives, agents and employees have made no representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the records of any other information furnished by or on behalf of Seller, except as expressly set forth in this Agreement.  In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely upon its independent analysis, evaluation, investigation and judgment with respect to the business, economic, legal, tax or other consequences of the transactions contemplated by this Agreement.

(f)       There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or government body pending or threatened against Buyer that impedes or is likely to impede its ability to consummate the transactions contemplated by this Agreement.

5.3       Representations and Warranties at Closing:  The representations and warranties of Buyer and Seller contained in this Agreement shall be true and accurate on the Closing Date as though such representations and warranties were made at and as of that time.

ARTICLE VI
ADDITIONAL AGREEMENTS AND COVENANTS

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ARTICLE VII
CLOSING

7.1       Conditions Precedent to Seller's Obligation to Close:  Seller shall be obligated to consummate the sale of the Properties as contemplated hereby on the Closing Date, provided the following conditions precedent exist or have been waived by Seller:

(a)       All representations and warranties of Buyer contained in this Agreement or in connection with any of the transactions contemplated hereby shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at and as of such time;

(b)       Buyer shall have complied in all material respects with all agreements and conditions of this Agreement to be performed or complied with by Buyer on or prior to the Closing Date;

(c)       All Preferential Rights to the Properties shall have been waived prior to the time of Closing.  If Preferential Rights applicable to part of the Properties are exercised, Buyer shall remain obligated to purchase the Properties for which Preferential Rights have been waived.

7.2       Conditions Precedent to Buyer's Obligation to Close:   Buyer shall be obligated to consummate the sale of the Properties as contemplated by this Agreement on the Closing Date, provided that the following conditions precedent have been satisfied or have been waived by Buyer:

(a)       All representations and warranties of Seller contained in this Agreement or in connection with any of the transactions contemplated hereby shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at and as of such time;

(b)       Seller shall have complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date, necessary for the conveyance of the Properties.

7.3       Conditions Precedent to Obligations of Each Party:

(a)       The obligations of each party under this Agreement are contingent upon the satisfaction prior to Closing Date of the condition precedent that at Closing, no suit, action, order or other proceedings shall be pending or threatened before any court or governmental commission, board or agency in which it is sought by a person or entity other than the parties hereto or any of their affiliates, officers or directors, to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or to obtain substantial damages in connection with this Agreement or the transactions contemplated thereby, nor shall there be any investigation by any governmental agency pending or threatened which might result in any such suit, action, order or other proceedings seeking to restrain or prohibit consummation of the Agreement or the transaction contemplated thereby;

(b)       All consents and approvals, if any, of third parties or any regulatory body or authority, whether required contractually or by applicable federal, state, or local law, or otherwise necessary for the execution, delivery, and performance of this Agreement by Seller (except for approvals of governmental agencies customarily obtained subsequent to transfer of title) and which have not been waived by Buyer shall have been obtained and delivered to Buyer by the Closing Date and shall not have been withdrawn or revoked;

(c)       Consummation of this purchase and sale transaction shall not have been prevented from occurring by (and the required waiting period, if any, shall have expired under) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and rules and regulations of the Federal Trade Commission and Department of Justice.

7.4       No Waiver:  Consummation of Closing on the Properties shall not be deemed to be a waiver by either party of any of its rights or remedies hereunder for breach of warranty, covenant, or agreement herein by the other party.  However, the sole remedy of Buyer for a material breach by Seller of any warranty or the non-satisfaction of a condition precedent to Buyer's obligation to Close, which said breach or non-satisfaction has a material adverse effect on the Properties to Buyer, and which Seller has not elected to remedy to the satisfaction of Buyer, shall be as follows:

(a)       Prior to Closing:  Buyer may terminate this Agreement;

(b)       Subsequent to Closing:  Buyer does not waive the right to assert any claims against Seller for any breach of representations and warranties or non-satisfaction of conditions precedent;

(c)       In no event shall fluctuations in the price of crude oil, gas, or other hydrocarbons or changes in the productive capacity of the wells located on the leases be a basis for a termination of this Agreement or a re-conveyance of the Properties to Seller.

7.5       Obligations of Seller at Closing:  Seller shall deliver the following to Buyer at the Closing, unless waived by Buyer:

(a)       A conveyance of an undivided 1.5% interest in the right, title and interests in the Property substantially in the form and content of the Assignment.  Such instrument shall be acknowledged and executed in multiple originals, and the same shall be subject to any and all existing farmout agreements, unit agreements, gas purchase or sale contracts, as well as all other agreements affecting the Properties;

(b)       Evidence that all consents, approvals, and authorizations prerequisite to the sale and conveyance of the Properties, as well as evidence of waiver of any preferential purchase rights applicable to the Properties, have been obtained;

(c)       Letters-in-lieu of division orders or transfer orders required under Article 3.1.

7.6       Obligations of Buyer at Closing:  Buyer shall deliver the following to Seller at the Closing, unless waived by Seller:

(a)       The Assignment and Bill of Sale, executed and properly notarized, referred to in Section 7.5(a) hereof;

(b)       By wire transfer the total Purchase Price.

ARTICLE VIII
MISCELLANEOUS

8.1       Notices:  All notices and other communications required, permitted, or desired to be given hereunder must be in writing and sent by registered or certified U.S. mail (return receipt requested), properly addressed as shown herein below, and with all postage or charges fully prepaid or by hand delivery or by facsimile transmission.  Date of service by mail or hand delivery is the date on which such notice or other communication is received by the addressee, by facsimile is the date sent, or if such date is on a weekend or federal or state holiday, then on the next date which is not Saturday, Sunday or such holiday.  Each party may change its address by notifying the other party in writing.

If to Seller	If to Buyer
by mail:	by mail:

GFX Energy, Inc.	Eagle Ford Oil & Gas Corp
1811 Bering Drive, Suite 400	1110 Nasa Parkway, Suite 311
Houston, TX 77057	Houston, TX 77058
Attn:	Attn:
T – (713) 960-9086	T – (281) 383-9648
F – (713) 960-9531

If to Seller by	If to Buyer by
hand delivery:	hand delivery:

(same as above)	(same as above)

8.2       Conveyance Costs:  Buyer shall be solely responsible for all filing and recording of documents related to the transfer of the Properties from Seller to Buyer and for all fees connected therewith.

8.3       Broker's Fees:  Each party agrees to indemnify and hold the other harmless from and against any claims or causes of action with respect to any commissions, finders' fees, or other remuneration, if any, due to any broker, agent, or finder claiming by, through, or under such party.

8.4       Further Assurances:  From and after the Closing, at the request of Seller but without further consideration, Buyer will execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and transfer and take such other action as Seller reasonably may be required to more effectively vest in or put Seller in possession of, any Properties, document, or information of any kind which was not intended by the parties to be conveyed to Buyer.  From and after the Closing, at the request of Buyer but without further consideration, Seller shall execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and transfer and take such other actions as Buyer reasonably may require more effectively to vest in Buyer, or to put Buyer in possession of, any of the Properties.  If any of the Properties are incorrectly described, the description shall be corrected upon proof of the proper description. Buyer agrees that upon receipt of recordable assignments, it will enter into a replacement JOA with the Operator having terms and conditions consistent with industry standards.

8.5       Survival of Representations and Warranties:  All representations, warranties, covenants, and agreements contained in this Agreement shall terminate at Closing except the provisions of Articles III, IV and 8.17, which are not limited but which are and shall be covenants running with the land and every assignment or transfer thereof and shall be incorporated by reference in the Assignment.  The parties hereto have made no representations or warranties except those expressly set forth in this Agreement.

8.6       Amendments and Severability:  No alterations, modifications, amendments, or changes in this Agreement shall be effective or binding unless the same shall be in writing and signed by Seller and Buyer.  The invalidity of any one or more covenants or provisions of this Agreement shall not affect the validity of the Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed as if such invalid provision had not been included herein.

8.7       Successor and Assigns:  The terms, covenants and conditions hereof shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and assigns; and such terms, covenants and conditions shall be covenants running with the land and with each subsequent transfer or assignment of the Properties.

8.8       Headings:  The titles and headings in this Agreement have been included solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement.

8.9       Notices After Closing:  Seller shall notify Buyer of its receipt after the Closing Date of any instrument, notification, or other document significantly affecting the Properties.

8.10     Securities Laws:  Buyer shall notify Seller promptly of any federal and/or state securities law(s) or Federal Trade Commission filing requirements and/or any other disclosure requirements to which it believes it may be subject.

8.11     Media Releases:  Neither party, unless required to do so by law, shall release any information to the press or other media regarding this purchase and sale.  If required by law to release information, a party may do so after having obtained the other party's approval of the content of the information and timing of the release.

8.12     Governing Law:  THIS CONTRACT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICT OF LAW RULES WHICH MAY REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; AND THE VENUE OF ANY ACTION BROUGHT BY EITHER PARTY IN REGARD HERETO OR ARISING OUT OF THE TERMS OR CONDITIONS HEREOF SHALL BE EXCLUSIVELY IN STATE OR FEDERAL COURT IN HOUSTON, TEXAS AND BOTH PARTIES HEREBY CONSENT TO THE JURISDICTION OF THE COURTS OF TEXAS.

8.13      No Partnership Created:  It is not the purpose or intention of this Agreement to create (and it shall not be construed as creating) a joint venture, partnership, or any type of association, and the parties hereto are not authorized to act as agent or principal for each other with respect to any matter related hereto.

8.14     Dispute Resolution:  With respect to any dispute that arises prior to Closing, either party may deliver a notice by facsimile or hand delivery to the other party describing the dispute and the nature of the disagreement.  If such notice is delivered, then one or two designated executives of each party shall meet regularly as necessary but at least once each day following receipt of such notice and use reasonable efforts to reach an agreement on the disputed issues or amounts.  With respect to any dispute that arises after Closing, either party may pursue any remedies available in law or equity.

8.16     Confidentiality:  Buyer and Seller shall hold as strictly confidential the terms and conditions of this Agreement , and also Buyer and Seller shall not disclose any information regarding this Agreement except, on a need-to-know basis, to its employees, directors, shareholders, affiliates, attorneys, agents, consultants, financial institutions or as required by court order, applicable law or regulations, or for purposes of the preparation of Buyer's and Seller’s tax returns, without the prior written consent of the other party, which consent shall not be unreasonably withheld.

8.17     Ad Valorem, Production or Severance Taxes:  It is understood that ad valorem taxes are paid in arrears on production. It is agreed at such a time as the 2011 taxes are fully paid Seller will be responsible for the taxes attributable to the production for which Seller was paid and Buyer will be responsible for the taxes attributable to the production for which Buyer was paid.  The Parties agree that a one-time accounting for these expenses will be made and reimbursement by the owing Party will be tendered immediately to the other Party.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written, but effective as of the Effective Time.

SELLER:	BUYER:

GFX Energy, Inc	Eagle Ford Oil & Gas Corp